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                                                                  EXHIBIT 99.1
FOR IMMEDIATE RELEASE
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FOR MORE INFORMATION, CONTACT:

Dru Milby
Chief Financial Officer and Treasurer
Papa John's International, Inc.
(502) 261-4942

                         PAPA JOHN'S ANNOUNCES
                  DECEMBER COMPARABLE SALES RESULTS

     Louisville, KY (January 14, 2000) - Papa John's International, Inc. (NASDAQ: PZZA) today announced that systemwide comparable sales for the five weeks ended December 26, 1999 increased 1.7%, comprised of a 4.7% increase at company-owned restaurants and a 0.5% increase at franchised units. Fourth quarter 1999 systemwide comparable sales increased 2.0%, comprised of a 1.8% increase at company-owned restaurants and a 2.1% increase at franchised restaurants. Full-year 1999 systemwide comparable sales increased 5.5%, comprised of a 3.5% increase at company-owned restaurants and a 6.4% increase at franchised units.

     The company also announced that the costs to comply with the recent ruling in the Pizza Hut litigation are expected to total $12 to $15 million on a pre-tax basis, of which approximately $5 million (or 10 cents per share) will be recorded as a charge against fourth quarter 1999 earnings. The remainder of the costs, including approximately $5 million for the development and deployment of a new slogan, will be charged to earnings as incurred, the majority of which is expected to occur during the first quarter of 2000. The company has filed a motion to stay the court's injunction against the use of its slogan pending an appeal of the ruling. If such stay is granted, the timing, and possibly the amount, of the costs to comply with the ruling could be favorably impacted.

     At January 13, 2000, there were 2,277 Papa John's restaurants (590 company-owned and 1,687 franchised) operating in 47 states and five international markets. Papa John's also owns or franchises 206 Perfect Pizza restaurants (15 company-owned and 191 franchised) in the United Kingdom. For more information about the company, visit Papa John's at www.papajohns.com.

     This information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include: the uncertainties associated with litigation, including additional unforeseen costs, expenses or damages which may be incurred with respect to the pending litigation with Pizza Hut, Inc.; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, employee benefits and similar costs; economic and political conditions in the countries in which the company or its franchisees operate; and new product and concept development by food industry competitors. Further information regarding factors that could affect the company's financial and other results is included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.